                                                                   Exhibit 10.29


                                                  SEPARATION AGREEMENT dated as
                                        of March 9, 2001 (this "Agreement"),
                                                                ---------
                                        among RESOLUTION PERFORMANCE PRODUCTS
                                        INC., a Delaware corporation ("Parent"),
                                        RESOLUTION PERFORMANCE PRODUCTS LLC, a
                                        Delaware limited liability company (the
                                        "Employer") and DAVID T. PRESTON (the
                                         --------
                                        "Executive").
                                         ---------

       WHEREAS, Executive is currently the President of Employer;

       WHEREAS, pursuant to a Non-Qualified Stock Option Agreement dated as of November 14, 2000 (the "Option Agreement"), between Parent and Executive,
                        ----------------
Executive acquired 1,300 Tranche A Options (as defined therein) and 2,600 Tranche B Options (as defined therein and collectively with the Tranche A Options, the "Options") to purchase shares of Parent's Common Stock (as defined
              -------
therein), none of which have vested as of the Effective Date;

       WHEREAS, pursuant to a Participation Agreement dated as of November 14, 2000 (the "Participation Agreement"), Executive acquired (x) 750 shares of
           -----------------------
Parent's Common Stock (after the filing of the Amended and Restated Certificate of Incorporation of Parent and the dividend issued on November 14, 2000) and (y) $175,000 principal amount of Notes (as defined in the Participation Agreement).

       WHEREAS, Executive is a party to an Investor Rights Agreement dated as of November 14, 2000 (the "Investor Rights Agreement"), among Parent and holders of
                        -------------------------
its Common Stock;

       WHEREAS, Executive is a party to a Notes Registration Rights Agreement dated as of November 14, 2000 (the "Notes Registration Rights Agreement" and,
                                    -----------------------------------
collectively with the Investor Rights Agreement, the "Continuing Investment
                                                      ---------------------
Agreements"), among Parent and holders of its Notes.
----------

       WHEREAS, Executive has issued to Employer a Secured Promissory Note dated November 14, 2000 (the "Executive's Note").
                        ----------------

       WHEREAS, Executive desires to resign from all of his positions as a director, officer and/or employee of Parent, Employer and each of their respective Affiliates (each, a "Company"); and
                                -------

       NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.     RESIGNATION; WAIVER; CONSIDERATION.

       (a) Executive hereby resigns as a director, officer and/or employee of each Company, effective as of March 17, 2001 (the "Effective Date"). For
                                                   --------------
purposes of this Agreement, the term "Affiliate" shall mean, with respect to
                                      ---------
Parent or Employer, any Person that directly, or indirectly
through one or more intermediaries, controls, or is controlled by, or is under common control with, either Parent or Employer. As used in this definition, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with," means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. As used in this Agreement, the term "Person" shall be construed broadly and shall include, without limitation, an
 ------
individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

       (b) Executive hereby waives any rights he may have to receive compensation or benefits under any agreement, policy or arrangement of or with any Company. Notwithstanding the preceding sentence, Executive shall be entitled to (i) receive all salary and benefits to which he is entitled up to and including the Effective Date, including without limitation, compensation payments deferred by Executive, incentive compensation payments earned but not paid in respect of the calendar year ending December 31, 2000 in accordance with Employer's plans and policies and payment for accrued vacation days in accordance with Employer's plans and policies, (ii) continue to receive medical coverage under Employer's medical insurance plans and Employer shall continue to pay its portion of the premiums, in each case, for a period commencing on the Effective Date and ending on June 30, 2001, (iii) receive outplacement assistance in accordance with Employer's arrangements with its outside placement services provider and (iv) continue coverage as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

       (c) In consideration of the mutual covenants and agreements set forth herein, Employer hereby agrees to continue to pay to Executive his current salary, $18,333.33 per month, for a period commencing on the Effective Date and ending on March 1, 2003 (such period, the "Severance Period"). Such salary shall
                                           -----------------
be paid in accordance with Employer's customary payroll practices. Employer shall be entitled to withhold, from any payment, any amount required by law to be withheld.

2.     CONFIDENTIAL INFORMATION; NON-SOLICITATION; NONCOMPETITION.

       (a) Executive shall not, without the prior written consent of Parent, divulge, disclose or make accessible to any other Person any Confidential Information pertaining to any Company, except for such disclosure as is required by a court of competent jurisdiction, by any governmental agency having supervisory authority over Parent and Employer, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. Without limiting the foregoing, Executive hereby represents and warrants to each Company that it has returned to Employer all Confidential Information in its possession pertaining to any Company. In furtherance of the foregoing, without the prior written consent of Parent, Executive shall not discuss any Confidential Information or any business, operations, condition (financial or otherwise) or affairs of any Company with any supplier, customer, employee, securityholder or investor in any Company, including, without limitation, Shell (as defined below); provided that, (i) to the extent
                                      --------
reasonably necessary or advisable to obtain new employment, Executive shall be permitted to refer to the names of the Companies, his title and position with the Companies, a description of his duties, responsibilities and accomplishments for the Companies and his salary and benefits from the Companies and (ii) Executive shall be permitted to make inquiries to human resources personnel of Employer to the extent reasonably necessary to obtain information about benefits available to Executive after the Effective Date and none of the Companies will take action to prevent Executive from making similar inquiries of Shell.

       (b) For purposes of this Section, "Confidential Information" shall mean
                                          ------------------------
(i) any information concerning any Company's financial data, strategic business plans, product development (or other proprietary product data), customer names or lists and other information related to customers, supplier names and other information related to suppliers, price lists, pricing policies, purchasing policies, market research, marketing techniques and plans and other non-public, proprietary and confidential information of any Company that is not otherwise available to the public, (ii) any technical data or know-how including, but not limited to, that which relates to any Company's hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, processes, procedures, intellectual property or other technical information and materials, (iii) personnel policies, practices and/or plans, (iv) financial, operational or contractual arrangements between Parent and its stockholders or any members of Parent's principal stockholder, in each case, in oral, demonstrative, written, electronic, graphic, machine-readable or other form and any analyses, compilations, studies or documents, whether delivered by or on behalf of any Company or prepared by or on behalf of Executive or any of Executive's Affiliates or representatives, including any summaries of any such information. For the avoidance of doubt, Confidential Information shall include, without limitation, all Confidential Information of each Company's business prior to November 14, 2000 and Confidential Information of each predecessor to each Company.

       (c) For the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, without the prior written consent of Parent, Executive shall not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business that is in competition with the business of any Company, (ii) solicit or hire any employees of any Company or
(iii) induce any customer, supplier or other person with whom any Company has a business relationship to terminate, modify or amend such business relationship. For purposes hereof, a business shall be deemed to be in competition with a Company if it is significantly involved in the manufacture of products or the rendering of services that are purchased, sold, dealt in or rendered by such Company anywhere in the world. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section 2 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 2% of the outstanding securities of such class.

       (d) This Section 2 shall survive any termination or revocation of this
                ---------
Agreement by Executive.

3.     NON-DISPARAGEMENT.

       (a) Executive shall not take any action that in any way disparages or defames any Company or any employee, director, shareholder, member or partner of any Company, or that is principally intended to cause injury to the relationship between any Company, on the one hand, and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant, director, shareholder, member or partner or any other business relation or potential business relation of any Company, on the other hand.

       (b) No officer, director or holder of more than 50% of the outstanding shares of Common Stock of Employer shall take any action that in any way disparages or defames Executive or that is principally intended to cause injury to the relationship between Executive, on the one hand, and any entity in which Executive holds more than 50% of the outstanding shares of Common Stock or any entity that is reasonably likely to be a future employer of Executive or any other existing business relation of Executive, on the other hand.

       (c) This Section 3 shall survive any termination or revocation of this Agreement.

4.     OPTIONS.

       As a result of the termination of Executive's employment with Employer, the Options will cease vesting as of the Effective Date. Executive hereby forfeits any right to the Options and the Option Agreement is hereby terminated without liability to any party thereunder. Executive has delivered to Employer for cancellation, prior to the execution and delivery of this Agreement, all original signed copies of the Option Agreement. This Section 4 shall survive any termination or revocation of this Agreement.

5.     COMMON STOCK AND NOTES.

       (a) Parent hereby agrees to purchase, and Executive agrees to sell to Parent, all of the shares of Parent's Common Stock and Notes held by Executive. The purchase will be consummated in accordance with Section 9 of the Investor Rights Agreement (it being understood that this Agreement will serve as any notice required thereunder). Executive agrees to deliver, on the date of the closing of the repurchase, certificates representing such shares and the Notes, each duly endorsed for transfer to Parent or accompanied by a stock power. The closing of such repurchase will take place on or about the twentieth business day after the Effective Date, at which time Parent, subject to the last sentence of this Section 5(a), will issue to Executive a check for the applicable purchase price of $250,000, or at such other time as the parties may mutually agree. Simultaneously with such purchase and sale, Executive shall repay in full all principal amount of $125,000 owing by Executive under the Executive's Note (it being understood that all accrued and unpaid interest shall be forgiven as set forth in the Investor Rights Agreement). Employer shall be entitled to set-off Executive's obligation to repay the Executive's Note as set forth in the immediately preceding sentence against its obligation to pay the purchase price for the Notes and shares of Common Stock as set forth above. Following this transaction, Executive's Note will be considered to have been repaid in full.

       (b) Executive hereby waives any notices required to be delivered by any Company under the Option Agreement or any of the Continuing Investment Agreements. Executive further waives all benefits and rights relating to the shares of Parent's Common Stock and Notes held by Executive, including, without limitation, any benefits or rights under the Option Agreement or any of the Continuing Investment Agreements.

6.     RELEASE.

       (a) Executive, and each of his successors, assigns, heirs, executors and administrators (collectively, the "Individual Releasors"), in consideration of
                                   --------------------
the premises contained herein, and for good and valuable consideration (including, but not limited to, the agreement to pay the severance pursuant to
Section 1(b)), the receipt and sufficiency of which are hereby expressly acknowledged, have remised, released and forever discharged, and by this Agreement do remise, release and forever discharge each Company and their respective stockholders, subsidiaries, affiliates, divisions and predecessors and each of their respective past and present directors, officers, employees and agents and each of their respective successors, assigns, heirs, executors and administrators (collectively, the "Employer Releasees"), of and from all manner
                                   ------------------
of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships or transactions by and between the Individual Releasors and Employer Releasees, in law (including but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981 and the Worker Adjustment and Retraining Notification Act), admiralty or equity (including, but not limited to, any and all claims arising out of or in any way connected to the employment relationship, or the termination thereof, between Executive and Employer (including those arising out of the Participation Agreement, the Option Agreement and the Continuing Investment Agreements), but excluding any obligations of Employer Releasees arising under this Agreement), and which any Employer Releasee has ever had, now has or which it hereafter can, shall or may have, whether or not now known, for upon or by any reason of any matter, cause, causes or thing whatsoever from the beginning of the world to the Effective Date. By way of example only, and not by limitation, this release includes any claim, lawsuit or cause of action with respect to (1) any Federal, state, local, foreign or other law covering discrimination, including, without limitation, those based upon race, sex, color, religion, national origin, citizenship, age, disability status, handicapped status or veteran status, alleging discrimination against myself during my employment or because of my termination, (2) any Federal, state, local, foreign or other law relating to notification of any plant or business closing or employee layoff, (3) any breach of any express or implied obligation, duty or contract not to discharge except for good cause, breach of any implied covenant of good faith and fair dealing or breach of any express or implied obligation, duty or contract concerning the application of any personnel policies or procedures, (4) torts, including, without limitation, intentional or negligent infliction of emotional distress, mental anguish or mental suffering, negligence, defamation, invasion of privacy, fraud, deceit, promissory estoppel or personal injury, (5) alleged retaliation relating to being offered the consideration set forth in Section 1(b) hereof on the terms set forth herein and/or (6) any other theory of recovery.

       (b) For the avoidance of doubt, Shell Oil Company and each of its Affiliates shall be deemed to be predecessors to Employer and therefore shall be deemed to be Employer Releasees.

       (c) Notwithstanding the foregoing, the release set forth above shall not apply to (i) any liability of Shell to Executive which would not result in any liability to any Company under any agreement or arrangement between any Company and Shell and/or (ii) any right to indemnification that Executive is entitled to in his capacity as an officer and/or director of the Companies.

7.     KNOWING AND VOLUNTARY WAIVER; RIGHT TO CONSIDER AND REVOKE.

       (a) Executive acknowledges that he has been given a period of up to twenty-one (21) days to review and consider whether to sign this Agreement. Executive was given the opportunity to sign this Agreement at any time up to March 9, 2001 to sign and return an acknowledgment copy of this Agreement to acknowledge his understanding of and agreement with the foregoing. After such opportunity, Executive has executed and delivered this Agreement on or prior to the date indicated in the first paragraph of this Agreement, which is at least seven days prior to the Effective Date.

       (b) During the seven-day period immediately following the time that Executive executes and delivers this Agreement, Executive may revoke his agreement to accept the terms hereof by indicating in writing to Employer his intention to revoke.

       (c) If Executive revokes this Agreement pursuant to this Section 7,
                                                                ---------
Executive will be deemed to have forfeited his right to receive any of the payments or benefits offered to him hereunder, but not any accrued and unpaid amounts or severance benefits which Executive would be entitled to if this Agreement was never executed, and the Option Agreement shall automatically terminate and become null and void, without any liability to any Company and this Agreement shall be automatically terminated.

       (d) Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement.

8.     ARRANGEMENTS WITH SHELL.

       (a) Parent agrees to provide its consent, subject to Executive's compliance with Sections 8(b) and (c) hereof, so as to permit Executive to be employed by Shell Oil Company and/or its Affiliates ("Shell") from and after
                                                      -----
June 1, 2001, pursuant to Section 3.03(a) of the Human Resources Agreement dated July 10, 2000, among Shell Oil Company, RPP Holdings LLC, as assignee of Resin Acquisition, LLC, and Employer, as amended by Amendment No. 1 to Master Sale Agreement, Human Resources Agreement and Seller Disclosure Letter dated as of November 14, 2000 (the "Amendment to the Transaction Documents").
                        --------------------------------------

       (b) Executive agrees not to become employed or otherwise work in any function or department of Shell prior to November 14, 2001 if such function or department or its employees or representatives or agents, directly or indirectly through any subsidiary, division or Affiliate receives products or services from or provides products or services to any Company valued in excess of $2,000,000 per annum or reasonably may be expected to do so in the future. For the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, Executive shall not participate in or become involved in dealing with or negotiating with any Company relating to any Transaction Document, Continuing Affiliate Contract, Non-US Transaction Document or Non-US Continuing Affiliate Contract (each as defined in the Master Sale Agreement dated as of July 10, 2000, among Shell Oil Company, RPP Holdings LLC, as assignee of Resin Acquisition, LLC, and Parent, as amended by the Amendment to the Transaction Documents).

       (c) Executive agrees that if he becomes employed by Shell, whether as an employee, consultant or otherwise, the term "Severance Period" automatically will be deemed amended so that it shall mean a period commencing on the Effective Date and ending on the last day of the 47th week immediately following the Effective Date.

       (d) Nothing contained in this Section 8 shall limit in any way Executive's obligations under the other Sections of this Agreement. This Section 8 will not survive any termination or revocation of this Agreement by Executive.

       (e) Employer agrees that the assets and liabilities of Executive's entire accrued benefit may remain in the Shell Pension Plan in lieu of being transferred to the New Pension Plan which Employer is in process of creating; provided that the foregoing shall be subject to (i) the prior written consent
--------
and/or waiver of Shell under the Human Resources Agreement dated as of November 14, 2000, between Shell and Employer, in form and substance reasonably acceptable to Employer, (ii) Employer reasonably concluding that the foregoing will not require any substantial change to the New Pension Plan, (iii) Employer reasonably concluding that the foregoing will not result in any liability, obligation, cost or expense to any Company (other than de minimis costs and expenses) and (iv) Employer reasonably concluding that the foregoing will not result in any undue burden upon Employer and its representatives. To the extent that a consent or waiver is required for Executive's entire accrued benefit remaining in the Shell Pension Plan under any agreement to which Employer is a party, Executive agrees to obtain such consent or waiver at his sole cost and expense and to cause a copy of said consent or waiver to be delivered to Employer. Promptly after receiving said consent or waiver, subject to the proviso contained in the first sentence of this Section 8(e), Employer will likewise indicate its consent or agreement for Executive's entire accrued benefit to remain in the Shell Pension Plan.

9.     NOTICES.

       All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by air courier or telecopy, or mailed, postage prepaid, registered or certified mail, to the respective parties at the addresses set forth in the Participation Agreement or to such other address as a party shall have given to the other parties. Any such notice or other communication shall be deemed effective upon the earliest to occur of (i) actual delivery, (ii) transmission by telecopy,
(iii) one business day after shipment by air courier as aforesaid, or (iv) three business days after mailing as aforesaid.

10.    GOVERNING LAW.

       This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

11.    ASSIGNMENT.

       This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of each Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession).

12.    BINDING AGREEMENT.

       This Agreement shall be binding upon and shall inure to the benefit of the affiliates, officers, employees, agents, successors and assigns of the parties hereto.

13.    SEPARABILITY; ENFORCEMENT.

       (a) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect.

       (b) Executive and Employer agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure each Company. Accordingly, any Company may, in addition to pursuing any other remedies they may have in law (including, without limitation, collecting damages) or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section by Executive.

14.    COUNTERPARTS.

       This Agreement may be executed in any number of counterparts, each of which counterpart hereof shall be deemed to be an original instrument, but all of which together shall constitute one agreement.

15.    ENTIRE AGREEMENT.

       This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replace and supercede any prior agreements with respect to the subject matter hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective as of the Effective Date.

                                     RESOLUTION PERFORMANCE PRODUCTS INC.


                                     By:   /s/ Marvin O. Schlanger
                                         --------------------------------
                                           Name: Marvin O. Schlanger
                                           Title: Chairman


                                     RESOLUTION PERFORMANCE PRODUCTS LLC


                                     By:   Marvin O. Schlanger
                                         --------------------------------
                                           Name: Marvin O. Schlanger
                                           Title:   Chairman





                                     /s/ David T. Preston        March 9, 2001
                                     ------------------------    -------------
                                     DAVID T. PRESTON                DATE

                                 ACKNOWLEDGEMENT
                                 ---------------

       I acknowledge and represent to RESOLUTION PERFORMANCE PRODUCTS INC. and RESOLUTION PERFORMANCE PRODUCTS LLC that I have had an opportunity to consult with attorneys and other advisers of my choosing regarding this Separation Agreement, that I have reviewed all of the terms of this Separation Agreement and that I fully understand all of its provisions, including, without limitation, the general release and waiver set forth in the Separation Agreement and the non-disclosure agreement set forth therein. As my free and voluntary act, by signing below, I am agreeing to all of the terms of this Separation Agreement and I intend to be legally bound thereby.




                                     /s/ David T. Preston        March 9, 2001
                                     ------------------------    -------------
                                     DAVID T. PRESTON                DATE